Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 of Concho Resources Inc. and any amendments thereto (the “Registration Statement”) with respect to the information from our firm’s audit letter dated February 6, 2018, included in the Annual Report on Form 10-K of RSP Permian, Inc. for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the joint proxy statement/prospectus, which is a part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

April 19, 2018